Exhibit 99.1

Contact:

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Announces 1-for-4 Reverse Stock Split

New York, NY – March 10, 2015 – Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, announced today that its Board of Directors has approved a reverse stock split of the Company’s common stock and its outstanding units of GPT Property Trust LP at a ratio of 1-for-4. The reverse stock split is expected to take effect at approximately 5:00 p.m. EDT on March 20, 2015 (the “Effective Time”).

Accordingly, at the Effective Time, every four issued and outstanding shares of common stock will be converted into one share of common stock. In addition, at the market open on March 23, 2015, the common stock will be assigned a new CUSIP number: 38489R 605.

As a result of the reverse stock split, the number of outstanding shares of common stock of the Company will be reduced from approximately 188.0 million to approximately 47.0 million. Upon completion of the reverse stock split, the Company’s previously announced first quarter dividend to be paid on April 15, 2015 will be adjusted to $0.20 per share (reflecting an increase of four times the previously announced first quarter dividend of $0.05 per share to reflect the reserve stock split). The amount of any future dividends payable by the Company will be determined by and are at the discretion of the Company’s Board of Directors.

No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of the Company’s common stock on the New York Stock Exchange for the three consecutive trading days ending on March 20, 2015. The reverse stock split will apply to all of the Company’s outstanding shares of common stock and therefore will not affect any stockholder’s relative ownership percentage. Stockholders will be receiving information from American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, regarding their stockholdings following the reverse stock split and cash in lieu payments, if applicable. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net-leased industrial and office properties purchased through sale-leaseback transactions or directly from property developers and owners. We focus on income producing properties leased to high quality tenants in major markets in the United States and Europe.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.